PRESS RELEASE

Exhibit 99.1

Autoliv Announces Dividend Increase, Share Repurchase Program Extension, Treasury Shares Retirement, and 2025 Capital Markets Day

(Stockholm, Sweden, November 11, 2024) – Autoliv, Inc. (NYSE: ALV and SSE: ALIVsdb), the worldwide leader in automotive safety systems, today announced an increase of its quarterly dividend and extension of its current share repurchase program. Autoliv will cancel two million treasury shares in December 2024. Autoliv plans to hold its next Capital Markets Day on June 3rd, 2025.

Quarterly Dividend

Autoliv’s quarterly dividend is increased by 3% to 70 cents per share, from 68 cents, for the fourth quarter of 2024. Assuming today’s number of shares outstanding, this equals an annualized total dividend of approximately $220 million.

To holders of record on the close of business on Tuesday, December 3, the dividend will be payable on: Thursday, December 19, 2024 to holders of Autoliv common stock listed on the New York Stock Exchange (Common Stock); and Friday, December 20, 2024 to holders of Autoliv Swedish Depository Receipts listed on Nasdaq Stockholm (SDRs). The ex-date is: Tuesday, December 3, for holders of Common Stock; and Monday, December 2, for holders of SDRs.

Share Repurchase Program Extension

Since 2021, Autoliv has returned over $1.6 billion to shareholders through dividends and share repurchases in a challenging market environment. Approximately $950 million of this value has been for the repurchase of 9.5 million shares, representing 11% of our outstanding shares at the time the program began, as part of our current 3-year share repurchase program set to expire at year-end.

With only the current quarter remaining under the current share repurchase program, the Autoliv Board of Directors has now approved an extension of the program until the end of 2025 with no other changes to the authorization. Under the extended repurchase program, up to 7.5 million shares or up to $550 million, whichever comes first, remain authorized for potential repurchase from today through 2025. Autoliv management can initiate repurchases opportunistically at its discretion, subject to applicable legal requirements.

Retirement of Treasury Shares

The Autoliv Board of Directors also approved the retirement this quarter of 2,000,000 shares of common stock that have been held in treasury. The retirement of these shares in December, together with the retirement of shares repurchased in the quarter, will result in the decrease in the issued shares of common stock.

Capital Markets Day

Autoliv plans to host a Capital Markets Day on Tuesday June 3rd, 2025. Autoliv will invite investors, analysts, media, and other stakeholders to attend. More details will be provided in early 2025.

Autoliv Inc. Box 70381, 107 24 Stockholm, Sweden Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 587 20600 E-mail: gabriella.etemad@autoliv.com

Comments by the Chairman

“Autoliv aims to consistently create competitive shareholder value through our purpose-led strategy and operations. Our strong balance sheet and positive cash flow trend support increased shareholder returns. The Board of Directors is pleased to approve a higher dividend payout, extend the share repurchase program, and reduce number of treasury shares in line with our commitment to return value to our shareholders,” says Jan Carlson, Chairman of the Board of Directors. “This is the fourth consecutive annual 3% increase since we re-instated our dividend in Q2 2021,” continued Mr. Carlson.

Inquiries:

Investors & Analysts: Anders Trapp, Tel +46 (0)8 587 206 71
Investors & Analysts: Henrik Kaar, Tel +46 (0)8 587 206 14

Media: Gabriella Etemad, Tel +46 (70) 612 64 24

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the contact person set out above, at 23:50 CET on November 11, 2024.

About Autoliv

Autoliv, Inc. (NYSE: ALV; Nasdaq Stockholm: ALIV.sdb) is the worldwide leader in automotive safety systems. Through our group companies, we develop, manufacture and market protective systems, such as airbags, seatbelts, and steering wheels for all major automotive manufacturers in the world as well as mobility safety solutions, such as pedestrian protection, connected safety services and safety solutions for riders of powered two wheelers. At Autoliv, we challenge and re-define the standards of mobility safety to sustainably deliver leading solutions. In 2023, our products saved 35,000 lives and reduced more than 450,000 injuries.

Our 70,000 associates in 25 countries are passionate about our vision of Saving More Lives and quality is at the heart of everything we do. We drive innovation, research, and development at our 14 technical centers, with their 20 test tracks. Sales in 2023 amounted to US $ 10.5 billion. For more information go to www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements, including general economic conditions and fluctuations in the global automotive market. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any such statements in light of new information or future events, except as required by law.

Autoliv Inc. Box 70381, 107 24 Stockholm Visiting address: World Trade Center, Klarabergsviadukten 70, B7, 111 64 Stockholm Phone: +46 (0)8 58720600